Exhibit 10.10

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) has been executed by and among the following parties on January 29, 2020 in Beijing, the People’s Republic of China (“China” or the “PRC”)

Party A: Sixiang Wuxian (Beijing) Technology Co., Ltd. (hereinafter “Pledgee”)

Address: Room 715, the 7th floor, Fangxing Mansion, Haidian District, Beijing

Party B: hereinafter the “Pledgor”

Party B-1: Xiaoke Yin (印小可)

ID No.: [NUMBER]

Party B-2: Beijing Junwei Technology Co., Ltd.

Address: 1003-06, 10th Floor, No.6, Zhongguancun South Street, Haidian District, Beijing

(Party B-1 and Party B-2 shall be hereinafter referred to as “Party B” collectively)

Party C: Zhihui Qiyuan (Beijing) Technology Co., Ltd.

Address: Room 1002-05, the 10th Floor, No. 6 Zhongguancunnan Road., Haidian District., Beijing, China

In this Agreement, each of Pledgee, Pledgor and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

WHEREAS:

1.	Pledgor holds 100%of the equity interest in Party C, representing the registered capital of Party C of RMB 1,000,000. Party C is a limited liability company registered in Beijing, China. Party C acknowledges the respective rights and obligations of Pledgor and Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;

2.	。Pledgee is a wholly foreign-owned enterprise registered in China. Pledgee and Party C have executed an Exclusive Business Cooperation Agreement, Pledgor has executed an Power of Attorney Agreement, Parties have executed an Exclusive Option Agreement.

3.	To ensure that Party C and the Pledgor fully perform its obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Power of Attorney Agreement , Pledgor hereby pledges to the Pledgee all of the equity interest he holds in Party C as security for performance of the obligations by Party C and the Pledgor under the Business Cooperation Agreement

To perform the Exclusive Business Cooperation Agreement, the Parties mutually agree to execute this Agreement upon the following terms:

1.	Definition

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1	Pledge: shall refer to the security interest granted by Pledgor to Pledgee pursuant to Article 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis with the conversion, auction or sales price of the Equity Interest.

1.2	Pledged Equity: should refer to all of the equity interest lawfully now held and hereafter acquired by Pledgor in Party C , that is, Party B-1 holds 20% of the equity in Party C, and Party B-2 holds 80% of the equity in Party C

1.3	Term of Pledge: shall refer to the term set forth in Section 3.2 of this Agreement.

1.4	Transaction Document: refers to the Exclusive Business Cooperation Agreement signed by Party C and the Pledgee on January 29, 2020 (“Exclusive Business Cooperation Agreement”); the Exclusive Option Agreement (“Exclusive Option Agreement “) signed by Pledgor, Party C and the Pledgee on January 29, 2020; the Power of Attorney Agreements signed by the Pledgee and Pledgor on on January 29, 2020 (“Power of Attorney Agreement”), As well as any modifications, revisions and / or restatements of the aforementioned documents.

1.5	Contract Obligations: shall refers to all obligations of the Pledgee and the Party C under the Transaction Documents and this Agreement.

1.6	Guaranteed Debt: shall refers to all direct, indirect, derivative losses and loss of predictable benefits suffered by the Pledgee due to any breach of contract by the Pledgor and / or Party C under the transaction documents. The basis for the amount of these losses includes but is not limited to the Pledgee ’s reasonable business plan and profit forecast, the service fees payable by Party C under the Exclusive Business Cooperation Agreement, the breach of compensation and related fees under the Transaction Documents.

1.7	Event of Default: shall refer to any of the circumstances set forth in Article 7 of this Agreement

1.8	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

2.1	The pledger hereby agrees to pledge the Pledged Equity to the pledgee in accordance with this Agreement as a guarantee for the performance of contractual obligations and the repayment of secured debts. Party C hereby agrees that the Pledgor shall pledge the Pledged Equity to the pledgee in accordance with the provisions of this Agreement

2.2	During the term of pledge, unless prohibited by applicable laws and regulations, the Pledgee has the right to receive dividends or dividends from the Pledged Equity. Without the prior written consent of the Pledgee, the Pledger shall not receive dividends or dividends on the pledged shares. Dividends or dividends received by the Pledgor due to the Pledged Equity shall be deposited in the pledgee ’s designated account according to the pledgee ’s requirements after deducting the personal income tax paid by the pledgee (1) due to the obligation of the guarantee contract and the first payment of the Guaranteed debt; or (2) within the scope not prohibited by PRC law, such dividends and dividends are unconditionally presented to the Pledgee or the person designated by the Pledgee in a manner permitted by PRC law

2.3	With the prior written consent of the Pledgee, the Pledgor may increase capital to Party C. The Pledgee’s increased capital in the company, and the increased capital contribution in the company’s registered capital also belongs to the Pledged Equity, the Parties should sign a further pledge agreement for this, and pledge registration for the increased investment.

2.4	If Party C is disbanded or liquidated in accordance with the mandatory provisions of PRC law, and after Party C completes the dissolution or liquidation procedures according to law, any benefits allocated by the Pledgor from Party C according to law shall be deposited in accordance with the pledgee ’s requirements (1) supervised by the Pledgee, and used to guarantee Contract Obligations and first pay off the secured debt; (2) to the extent not prohibited by PRC law, unconditionally gifted to the Pledgee or person designated by the Pledgee in a manner permitted by PRC law.

3.	Term of Pledge

3.1	The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein has been registered’ with relevant administration for industry and commerce (the “AIC”). The Pledge shall be continuously valid until all payments due under the Business Cooperation Agreement have been fulfilled by Party C. Pledgor and Party C shall (1) register the Pledge in the shareholders’ register of Party C within 3 business days following the execution of this Agreement, and (2) submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within 30 business days following the execution of this Agreement. The parties covenant that for the purpose of registration of the Pledge, the parties hereto and all other shareholders of Party C shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of Party C which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”). For matters not specified in the AIC Pledge Contract, the parties shall be bound by the provisions of this Agreement. Pledgor and Party C shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant AIC, to ensure that the Pledge of the Equity Interest shall be registered with the AIC as soon as possible after filing

3.2	During the Term of Pledge, in the event Pledgor and / or Party C fails to pay the exclusive consulting or service fees in accordance with the Business Cooperation Agreement, Pledgee shall have the right, but not the obligation, to dispose of the Pledge in accordance with the provisions of this Agreement

4.	Custody of Records for Equity Interest subject to Pledge

During the Term of Pledge set forth in this Agreement, Pledgor shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within three(3) days from the execution of this Agreement. Pledgee shall have custody of such items during the entire Term of Pledge set forth in this Agreement.

5.	Representations and Warranties of Pledgor and Party C

The Pledgor and Party C hereby jointly and separately state and guarantee the following to Party A on the date of signing of this Agreement as follows

5.1	Pledgor is the sole legal and beneficial owner of the Equity Interest. Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.2	Both the Pledgor and Party C shall hnve all the powers, capabilities and authorizations to sign and deliver this Agreement and perform their obligations under this Agreement. Once this Agreement is signed, it constitutes a legal, effective and binding obligation for the pledgee and party C, and can be enforced according to its terms.

5.3	Except for the Pledge, Pledgor has not placed any security interest or other encumbrance on the Equity Interest.

5.4	Pledgor and Party C have obtained the consent and approval of the government department and third party for the signing, delivery and performance of this Agreement (if required).

5.5	The signing, delivery and performance of this Agreement shall not: (i) lead to violation of any relevant PRC laws; (ii) conflict with Party C’s articles of association or other organizational documents; (iii) cause violation of whether it is a party or binding on it Any contract or document that constitutes a force, or constitutes a breach of contract under any contract or document that is a party or binding on it; (iv) resulting in a violation of any license or approved grant to any party and / or continued validity Any conditions of; or (v) cause any license or approval issued to any party to be suspended or revoked or conditional

6.	Covenants and Further Agreements of Pledgor Party C

6.1	Pledgor and Party C shall jointly and separately covenants to the Pledgee, Pledgor and Party C shall:

6.1.1	not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Transaction Document.

6.1.2	comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five(5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee

6.1.3	promptly notify Pledgee of any event or notice received by Pledgor or Party C that may have an impact on Pledgee’s rights to the Equity Interest or any portion thereof, as well as any event or notice received by Pledgor or Party C that may have an impact on any guarantees and other obligations of Pledgor arising out of this Agreement

6.1.4	Party C shall complete the registration procedures for extending the operating period within three (3) months before the expiration of its operating period, so that the validity of this Agreement can be sustained

6.2	Pledgor agrees that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Pledgor or any heirs or representatives of Pledgor or any other persons through any legal proceedings

6.3	To protect or perfect the Contract Obligations and Guaranteed Debt guarantees of this Agreement, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s) of Pledgee (natural persons/legal persons). Pledgor undertakes to provide Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4	Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgor shall indemnify Pledgee for all losses resulting therefrom

7.	Event of Breach

7.1	The following circumstances shall be deemed Event of Default:

7.1.1	Pledgor has committed a material breach of any provisions of Transaction Documents and / or this Agreement;

7.1.2	Party C has committed a material breach of any provisions of Transaction Documents and / or this Agreement.

7.2	Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor shall immediately notify Pledgee in writing accordingly

7.3	Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgor requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgor in writing at any time thereafter, demanding the Pledgor to immediately dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

7.4	If Pledgor or Party C substantially violates any agreement under this Agreement, or fails to perform, incompletely performs or delays the performance of any of the obligations under this Agreement, it constitutes a breach by the Pledgor or Party C under this Agreement (as the case may be).

7.5	Unless otherwise provided by law, the Pledgor or Party C shall not unilaterally terminate or terminate this Agreement under any circumstances.

8.	Exercise of Pledge

8.1	Pledgee may issue a Notice of Default to Pledgor when exercising the Pledge.

8.2	Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at the same time or at any time after the issuance of the Notice of Default in accordance with Section 7.2.

8.3	After issuing the notice of breach of contract in accordance with Article 8.1, the Pledgee shall have the right to exercise all the rights of remedy for breach of contract in accordance with PRC laws, Transaction Documents and the terms of this Agreement, including but not limited to the discounted price of the pledged equity or the price obtained by auction or sale of the Pledged Equity to receive priority Pay.

8.4	The Pledgee shall give priority to the payment of taxes and fees due to the disposal of the Pledged Equity, and perform the Contract Obligations and repay the Guaranteed Debts to the pledgee. If there is a balance after deducting the above amount, the Pledgee shall return the balance to the Pledgee or other persons who have rights to the amount according to the relevant laws or regulations, or withdraw to the notary office where the Pledgor is located, and any expenses arising therefrom should be fully borne by the Pledgor; to the extent not prohibited by PRC law, the Pledgor shall unconditionally donate the above funds to the Pledgee or the person designated by the Pledgee in a manner permitted by PRC law.

8.5	The Pledgee shall have the right to exercise any relief for breach of contract simultaneously or successively. Under this Agreement, the Pledgee is not required to exercise other remedies for breach of contract before exercising the right of priority compensation from discount, auction or sale of Pledged Equity.

8.6	The Pledgee shall have the right to appoint its lawyer or other agent to exercise its pledge in writing, and the Pledgor or Party C shall not raise any objection.

8.7	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgor and Party C shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement

9.	Assignment

9.1	Without Pledgee’s prior written consent, Pledgor and Party C shall not have the right to assign or delegate its rights and obligations under this Agreement

9.2	This Agreement shall be binding on Pledgor and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

9.3	At any time, Pledgee may assign any and all of its rights and obligations under the Transaction Document and this Agreement to its designee(s), in which case the assigns shall have the rights and obligations of Pledgee under this Transaction Document and Agreement, as if it were the original party to these Agreements.

9.4	In the event of a change in Pledgee due to an assignment, Pledgor and / or Party C shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the relevant AIC

9.5	Pledgor and / or Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Document, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

10.	Termination

10.1	Upon the Pledgor and Party C have fully and completely fulfilled all Contract Obligation and paid off all the Guaranteed Debts, the Pledgee shall, in accordance with the request of the Pledgor, release the pledge of the Pledged Equity under this Agreement as soon as reasonably practicable, and cooperates with the Pledgor to cancel the registration of the equity pledge of Party C with the AIC.

10.2	The provisions of Articles 7, 12, 13 of this Agreement and this Article shall continue to be effective after the termination of this Agreement

11.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C. If the applicable law requires the Pledgee to bear certain related taxes and expenses, the Pledgor shall prompt Party C to fully repay the taxes and expenses paid by the pledgee.

12.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason

13.	Governing Law and Resolution of Disputes

13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China

13.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be PRC. The arbitration award shall be final and binding on all Parties.

13.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

14.	Notices

14.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

14.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

14.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission)

14.2	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

15.	Severability

In the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions

16.	Effectiveness.

16.1	This Agreement shall take effect on the date the parties sign. Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

16.2	This Agreement is written in Chinese in four copies. Each copy of this Agreement shall have equal validity.

(The following blank is left intentionally)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A: Sixiang Wuxian (Beijing) Technology Co., Ltd. (Seal)

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written

Party B-1: Xiaoke Yin

By:	/s/ Xiaoke Yin

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written

Party B-2: Beijing Junwei Technology Co., Ltd. (Seal)

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written

Party B-2: Zhihui Qiyuan (Beijing) Technology Co., Ltd. (Seal)

By:
Name:
Title: